EXHIBIT 10.33

LICENSE AGREEMENT

     This License Agreement (the “Agreement”) is entered into as of this 1st day of November, 2002, by and between U S LIQUIDS INC., a Delaware corporation (“USL”), and LIQUID ENVIRONMENTAL SOLUTIONS OF TEXAS, L.P., a Texas limited partnership (“LES”).

WITNESSETH:

     WHEREAS, USL and LES, along with US Liquids of Houston, LLC, a Texas limited liability company, US Liquids of Dallas, LLC, a Texas limited liability company, US Liquids of Central Texas, LLC, a Texas limited liability company, and US Liquids of Texas, Inc., a Texas corporation (collectively with USL, the “Seller Entities”), have entered into an Asset Purchase Agreement dated as of November 1, 2002 (the “Asset Purchase Agreement”), providing, among other things, for the sale by USL and the Seller Entities and the purchase by LES of the Purchased Assets and the Acquired Business Operations (all capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement); and

     WHEREAS, USL has developed certain proprietary IMS software and purchased certain other software (collectively, the “Software”), as described in Exhibit A attached hereto and incorporated by reference herein, which is utilized by USL in its business, including, but not limited to, the Acquired Business Operations; and

     WHEREAS, LES desires to obtain a limited license of the Software, along with access to USL’s technology staff, and USL desires to grant to LES such limited license of the Software and access to its technology staff, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Asset Purchase Agreement, the parties hereto agree as follows:

I. GRANT OF LICENSE

1.01	Grant of License. In exchange for a single license fee of One Hundred Twenty Thousand and No/100 Dollars ($120,000), paid concurrently herewith, USL hereby grants to LES an exclusive, nontransferable right and license to use the Software for the license term as designated herein. In connection with the foregoing, LES is further granted a license under and to any applicable patents and applications for patent owned or licensed by USL with respect to the Software, and the right to use all formulations, trade secrets, trade names, registrations and other proprietary information relating to the Software necessary to give effect to the license set forth in the preceding sentence. The effectiveness of the license granted herein is subject to the following conditions: (i) LES shall not further sell, assign or otherwise transfer, convey or deliver the Software, or the license granted to LES hereunder, to any other party without the prior written consent of USL; and (ii) LES will use the Software exclusively in the conduct of the Acquired Business Operations.

1.02	No Transfer of Ownership. LES acknowledges that the Software and all patents, trade secrets and other proprietary information relating to the Software, are licensed by USL and that nothing in this Agreement shall be construed to transfer to LES any ownership rights in or to the Software or such information other than the limited license granted in Section 1.01 hereto.

II. ADDITIONAL AGREEMENTS

2.01	Provision of Services by USL. For a period of six (6) months from the date of this Agreement, USL shall provide and perform, or cause its affiliates to provide and perform, certain information technology maintenance and support services as reasonably requested from time to time by LES (the “USL Services”). The USL Services to be provided hereunder will be as more particularly set forth on Exhibit A hereto, and may include the utilization by LES of the services of USL’s technology staff on an “as available” basis not to exceed 40 hours per month. Additional services may be provided by USL to LES upon the mutual agreement of the parties. The personnel comprising USL’s technology staff shall be and remain employees of USL at all times when performing the USL Services, and LES shall not incur any responsibility for the payment of salary, wages, benefits or severance claims arising out of or relating to the provision of the USL Services hereunder.

2.02	Service Fee. In exchange for the USL Services provided hereunder, LES shall pay to USL 1.33 times USL’s straight labor cost, as set forth on Exhibit B attached hereto, for the technology staff providing such USL Services. Exhibit B may be modified from time to time by the mutual agreement of the parties.

2.03	Standards of Services. USL shall use reasonable efforts to cause any and all personnel providing USL Services to perform such USL Services with the same degree of care, skill and diligence with which it causes similar services to be performed for itself and its various other subsidiaries.

2.04	Payment of Service Fees. USL shall submit an invoice to LES each month setting forth the USL Services performed during the preceding month and the fees incurred and required to be paid by LES for such month. LES shall pay all such invoices net thirty (30) days of receipt.

2.05	Indemnification. Subject to the limitations on indemnities set forth in the Asset Purchase Agreement, LES agrees to defend, indemnify and hold harmless USL and its affiliates and its and their officers, directors, managers, agents and employees, when performing the USL Services to be provided hereunder, against any and all claims, losses, liabilities, damages and causes of action, whether based on tort, breach of contract or any other legal theory in favor of anyone, resulting in damage to LES’ property (including data), in connection with, or as an incident to, any act or omission in connection with the performance of the USL Services or fulfillment of the responsibilities under this Agreement, including negligence (but not gross negligence or willful misconduct) of USL, its affiliates, or their respective officers, directors, managers, agents or employees.

2.06	Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF USL EXPRESSLY SET FORTH HEREIN AND IN THE ASSET PURCHASE AGREEMENT, USL MAKES NO WARRANTY REGARDING THE SOFTWARE, EXPRESS OR IMPLIED. USL SPECIFICALLY DISCLAIMS THAT THE SOFTWARE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE; THE SOFTWARE IS BEING LICENSED TO LES ON AN “AS IS” “WHERE IS” BASIS.

2.07	Historical Data. All historical data relative to the Acquired Business Operations, together with any such data generated by LES after the Closing Date, whether or not it resides on USL’s hardware, shall be and remain the sole and exclusive property of LES. Notwithstanding the foregoing, USL shall have the right to keep and maintain a copy of all such data for archive purposes.

III. TERM AND TERMINATION

3.01	Term. Unless terminated earlier by the mutual agreement of the parties, this Agreement shall commence on the Closing Date and shall continue for a term of one (1) year, except as otherwise set forth herein.

3.02	Termination by Either Party. Either party may terminate this Agreement prior to its expiration on the occurrence of a material default by the other party which has not been cured within thirty (30) days of written notice given to the defaulting party by the non-defaulting party.

3.03	Duties Upon Termination. Upon expiration or termination of this Agreement, LES agrees to immediately cease all use of the Software and to promptly return to USL all manuals, memoranda, machinery, devices, and other materials and property pertaining to the Software then in its possession or control.

IV. CONSIDERATION

4.01	Royalty. The consideration for the grant of the license of the Software by USL to LES hereunder shall be as set forth in Section 1.01.

V. MISCELLANEOUS

5.01	Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written approval of the other party.

5.02	Governing Law. This Agreement shall be governed by and interpreted under the internal laws of the State a Texas applicable to Agreements made and to be performed wholly within the State of Texas.

5.03	Entire Agreement. The terms of this Agreement are confidential and are intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

5.04	Modifications and Amendments. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged.

5.05	Waiver and Extension. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any proceeding or succeeding breach thereof, or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts hereunder shall be deemed an extension of the time for performance of any other obligations or acts.

5.06	Successors and assigns. This Agreement shall be binding upon each of the parties, and their respective approved successors and assigns.

5.07	Partial Invalidity. If any provision of this Agreement is found to be invalid by any court of competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof. Without limiting the generality of the preceding sentence, if any remedy set forth in this Agreement is determined to have failed its essential purpose, then all other provisions of this Agreement, including the limitations of liability and exclusions of damages shall nevertheless remain in full force and effect.

5.08	Corporate Authority. Each individual executing this Agreement on behalf of any corporation or other entity which is a party to this Agreement represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said entity.

5.09	Notices. All notices required or permitted to be given hereunder shall be in writing and may be personally served, transmitted by telegram or facsimile, or may be deposited in the United States mail, registered or certified, return receipt requested, postage prepaid to the address set forth below or to such other address as such party shall have specified most recently by written notice delivered in such manner. Notice transmitted by personal delivery shall be deemed given on the date of receipt. Notice transmitted by telegram, or fax shall be deemed given on the date transmitted, provided receipt of the transmission shall have been confirmed by telephone to the appropriate party.

LES:	Liquid Environmental Solutions of Texas, L.P.
4960 Singleton Blvd.
Dallas, TX 75212
Attn: Alan Viterbi
Fax: 214-252-5065

USL:	U S Liquids Inc.
411 N. Sam Houston Parkway, Suite 400
Houston, TX 77060
Attn: General Counsel
Fax: 281-272-4545

5.10	Relationship of Parties. LES and USL shall not be deemed to be partners or joint venturers nor to have any relationship other than that of independent contractors and of licensor and licensee. No party shall have the right to perform any act on behalf of or bind the other party without the written authorization or agreement from the other party.

[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

U S LIQUIDS, INC.

By:

William M. DeArman, Chief Executive Officer

LIQUID ENVIRONMENTAL SOLUTIONS OF TEXAS, L.P.,
By CLST, Inc., its General Partner

By:

Alan Viterbi, President

EXHIBIT A

Agreements Regarding Software and USL Services

1.	IT Hardware and shrink-wrap Software

a.	Site Location Hardware and Infrastructure

All hardware and infrastructure assets at the LES site necessary for the performance of the USL Services will be provided by LES and shall at all times remain the property of LES.

b.	Datacenter Hardware and Infrastructure

USL will allow LES to utilize datacenter hardware and infrastructure for normal business operations for a period of 6 months after the Closing Date. In the event LES needs additional equipment or infrastructure components, LES will provide a hardware and infrastructure request form which must be approved by USL’s IT group.

c.	Shrink-Wrapped Software

USL currently has open license agreements with most of its shrink-wrapped software vendors. These licenses are non-transferable, and as such, USL will allow use of these software licenses for a period of 6 months after the Closing Date royalty-free.

2.	Custom USL Applications

a.	IMS

USL will allow LES to use its proprietary IMS software and database for a period of 6 months after the Closing Date, royalty-free. Additionally, LES will only be allowed to use IMS as part of the normal conduct of the Acquired Business Operations. Any sale, assignment, transfer, conveyance or unlawful use of this IMS software will result in termination of this Agreement.

b.	Management Reporting Database and Application (MRD&A)

USL will allow LES to use its proprietary management reporting application and database for a period of 6 months after the transaction Closing Date, royalty-free. Additionally, LES will only be allowed to use MRD&A as part of the normal conduct of the Acquired Business Operations. Any sale, assignment, transfer, conveyance or unlawful use of the MRD&A will result in termination of this Agreement.

c.	Pricing Database and Application (PD&A)

USL will allow LES to use its proprietary pricing application and database for a period of 6 months after the Closing Date, royalty-free. Additionally, LES will only be allowed to use PD&A as part of the normal conduct of the Acquired Business Operations. Any sale, assignment, transfer, conveyance or unlawful use of the PD&A will result in termination of this Agreement.

Note:	It is expressly understood and agreed that all works, inventions, programs, source code and other materials created, developed or performed by USL in the course of its performance of this Agreement will be and will remain the exclusive property of USL or its affiliates, and USL or its affiliates will have all rights, title and interest therein, including without limitation, copyrights, patents, trade secrets and any other proprietary rights. LES will have a royalty-free, non-exclusive and non-transferable right and license to use the aforementioned applications and databases during the term of this Agreement solely for LES internal purposes in accordance with the terms of this Agreement.

3.	USL Services

     USL will provide service and support in the following areas for a period of 6 months after the transaction Closing Date:

a.	General

USL will provide general desktop, server and infrastructure support to LES regardless of issue or problem. LES understands that this support will be provided under the agreement that current USL load sets and configuration will be supported. New applications or configurations can not and will not be supported.

b.	Telco

USL will provide high-level support to LES relative to Telco issue resolutions. However, USL has no control over current Telco operations; thus, issue resolution time frame may vary based on Telco timeliness. Additionally, all voice Telco services will be transferred to LES on transaction Closing Date, and Frame Relay \ Internet charges will be billed to LES on a monthly basis relative the acquired entities \ locations.

c.	IMS

IMS is a USL developed application, thus, USL will provide full service and support for this application and database for the duration indicated above. This will include general support, work stoppage bug modifications, database support, report support, and overall functional support. This does not include major code revisions nor modifications of the existing IMS system as determined by USL’s IT staff and Arya Farinpour.

d.	Great Plains 5.5 & FRX

USL will provide baseline support on Great Plains; however, this application is fully supported by Microsoft. Thus, a support agreement should be obtained from Microsoft and\or independent consultant.

e.	Citrix

USL will provide baseline support on Citrix MetaFrame, however, this application is fully supported by Citrix. Thus, a support agreement should be obtained from Citrix and\or independent consultant.

f.	Management Reporting and Pricing Application

USL hired outside consultants to created two additional custom databases and applications to support management reporting issues and pricing modeling within USL. Thus, USL will only provide base-line support for these applications and databases. Higher level support will be provided by Jane McManus (independent contractor). LES will need to contract with Ms. McManus for code modifications, database modifications, report creation and modifications, and overall functional support.

g.	Disaster Recovery

USL will provide DRP support as part of their normal operating procedures. Arya Farinpour will review current procedures and continue to review and perform quality assurance checks throughout to 6 month period in order to insure safeguard of data, and operations.

h.	PBX

All PBX support agreements will transfer to LES on the transaction Closing Date.

Note:	If USL’s IT support team is unable to provide support based on backlogged support work\issues in Keystone, LES will be required to seek outside independent consultants in order to assist USL’s in house IT Team. All service and support issues will be responded to within a 24 hour period. However, resolution time for issues logged may vary, thus no fix issue resolution time will be quoted. In the event that both parties do not agree on resolution time, Arya Farinpour will insert himself in the process as liaison in order to resolve the resolution time issue.

Additionally, USL will endeavor to submit to LES invoices for USL Services rendered hereunder within 15 days after the end of each month. LES may have such invoices reviewed by Arya Farinpour prior to payment.

EXHIBIT B

Service Fees for USL Services

USL Employee	Hourly Rate

Greg Fleck	$35.90
Kevin Fletcher	$28.85
Denise Poston	$36.06
Don Sharp	$33.65
Glenn Wyers	$43.27